42 Investment Advisory Group, LLC Code of Ethics September 2014

According to Rule 204A-1 of the Advisers Act, investment advisers must establish, maintain and enforce a Code of Ethics. An adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. While Rule 204A-1 does not require an adviser to adopt a particular standard, the Code of Ethics must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws. 42 Investment has established this Code of Ethics which will apply to all supervised persons of 42 Investment. Persons associated in any manner with 42 Investment will be considered supervised persons for the purpose of this Code of Ethics. This Code will be available and distributed to all supervised persons of 42 Investment. A summary of this Code of Ethics will be disclosed in 42 Investment’s Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a client makes a request for a copy of this Code of Ethics, Geofrey J. Greenleaf will provide a copy to the client within ten business days of receiving the request. Geofrey J. Greenleaf is responsible for maintaining the Code of Ethics Client Request/Receipt Log and will record all client requests for and delivery of the Code of Ethics.

An investment adviser is considered a fiduciary under the Advisers Act. As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interests of each client. 42 Investment and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for 42 Investment and its supervised persons to engage in fraudulent, deceptive, or manipulative activities. 42 Investment and its supervised persons will act in each client’s best interests at all times and will not at any time place their interests ahead of any client’s interests. This fiduciary duty is considered the core underlying principle for 42 Investment’s Code of Ethics and personal trading policy and represents the expected basis for all supervised persons’ dealings with clients of 42 Investment.

The anti-fraud provisions of the Advisers Act and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” 42 Investment requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times. Geofrey J. Greenleaf will be responsible for setting standards and internal policies and procedures to ensure that 42 Investment and its supervised persons conduct business with the highest level of ethical standards. Geofrey J. Greenleaf will be responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, Geofrey J. Greenleaf will be responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

Geofrey J. Greenleaf will also be responsible for making sure that all advisory personnel fully understand 42 Investment’s policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will receive a copy of 42 Investment’s Code of Ethics. Geofrey J. Greenleaf will make sure that all supervised persons receive a copy of, understand and agree to comply with 42 Investment’s Code of Ethics. All supervised persons will sign a written acknowledgement that they have read, understand and agree to comply with 42 Investment’s Code of Ethics initially upon employment and then each time the Code of Ethics is amended. Additionally, all supervised persons will be required to review this Code of Ethics on an annual basis and will be required to sign an annual acknowledgment. Geofrey J. Greenleaf will be responsible for notifying all supervised persons of any changes to this Code of Ethics and an updated acknowledgement will be obtained from each supervised person any time changes are made.

42 Investment has the responsibility to make sure that the interests of clients are placed ahead of its or any supervised person’s own investment interest. All of 42 Investment’s supervised persons will conduct business in an honest, ethical, and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of or the service to 42 Investment or any of its clients. 42 Investment has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by 42 Investment will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with Geofrey J. Greenleaf before taking an action that may result in a conflict of interest.

42 Investment will:

1.	Maintain and amend as needed internal standards, policies, procedures, and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.

2.	Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures, and controls.

3.	Provide ongoing training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.

4.	Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to Geofrey J. Greenleaf or other appropriate senior management persons regarding any violations or potential violations to this Code.

5.	Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by Geofrey J. Greenleaf or designated parties.

Any person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated. The following activities are examples of unethical business practices:

  Forgery
  Embezzlement
  Theft
  Exploitation
  Non-disclosure
  Incomplete disclosure or misstatement of material facts
  Manipulative or deceptive practices
  Aiding or abetting any unethical practices

42 Investment and its supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative contrary to any rules or regulations established by all governing regulatory bodies.

2.	Recommending to a client the purchase, sale, or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s age, investment experience, time horizon, liquidity, risk tolerance, financial history, investment objectives, financial situation and needs, and other information that is known by the investment adviser.

3.	Recommending unregistered, non-exempt securities or the use of an unlicensed broker/dealer.

4.	Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to a trade being implemented. If discretionary authority relates only to the price at which or the time when an order involving a definite amount of a specific security will be executed, then written authority is not needed.

5.	Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives, and the character of the account.

6.	Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained from the client.

7.	Borrowing money or securities from or loaning money or securities to a client.

8.	Misrepresenting the qualifications of 42 Investment, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by 42 Investment or the fees to be charged to any advisory client.

9.	Failing to disclose to all clients the availability of any fee discounts.

10.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services, or fees misleading.

11.	Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

12.	Providing reports or recommendations to any advisory client prepared by someone other than 42 Investment without disclosing that fact to clients. This does not apply to situations where 42 Investment uses published research reports or statistical analyses when providing services to clients.

13.	Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment adviser representative providing the services, and the sophistication of the client. In addition, disclosure that similar services may be available for lower fees from other advisers must be made to all clients.

14.	Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

	a.	Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

	b.	Acting in the capacity as an investment adviser or investment adviser representative and a registered representative or insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for implementing a trade as a result of the advice provided.

15.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

16.	Limiting a client’s options with regard to the pursuit of a civil case or arbitration.

17.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.	In case 42 Investment adds clients in addition to the Fund failing to provide the proper disclosure documents (Form ADV Part 2A and Part 2B) prior to or at the time of executing a client agreement for advisory services.

19.	Entering into, extending, or renewing an agreement for advisory services unless such agreement is in writing.

20.	Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.	Creating any condition, stipulation, or provision as part of any advisory client agreement that limits or attempts to limit the liability of 42 Investment or any of its supervised persons for willful misconduct or gross negligence.

INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with 42 Investment.

Geofrey J. Greenleaf will be responsible for establishing, implementing, monitoring and enforcing all of 42 Investment’s policies and procedures regarding insider trading. If any supervised person is unsure whether information could violate 42 Investment’s policies and procedures on insider trading or has questions on any aspect of 42 Investment’s policies and procedures on insider trading, questions should be directed to Geofrey J. Greenleaf prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Any time a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to Geofrey J. Greenleaf immediately. Persons having knowledge of material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to Geofrey J. Greenleaf who will then determine the appropriate course of action to take. Geofrey J. Greenleaf will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. Geofrey J. Greenleaf will confidentially document 42 Investment’s actions in addressing the material inside information.

Geofrey J. Greenleaf is responsible for supervising all supervised persons conducting advisory business and is responsible for restricting, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them. If such information must be disclosed to a supervised person, Geofrey J. Greenleaf will document the following:

  The name of each supervised person to whom the information was communicated to
  The supervised person’s position within the company
  The name of the security affected
  The name of the person requesting communication of the information
  The reason for the communication
  The nature of the communication
  The date of the communication

Geofrey J. Greenleaf is responsible for establishing procedures, reviewing procedures, updating procedures and ensuring that all supervised persons are continuously aware of and understand procedures regarding insider trading policies and procedures. 42 Investment’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to 42 Investment’s policies on inside information should be directed to Geofrey J. Greenleaf. All supervised persons will be required to review 42 Investment’s written Compliance and Supervisory Procedures Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand and agree to comply with 42 Investment’s policies and procedures at all times. Since 42 Investment’s insider trading policies and procedures are included in this manual, supervised persons are acknowledging that they are aware of, understand and will comply with 42 Investment’s insider trading policies and procedures at all times. If 42 Investment is aware of any securities that it is restricting from trading, Geofrey J. Greenleaf will maintain a list of these securities. This list will be kept current at all times and will be provided to all supervised persons on a regular basis.

Geofrey J. Greenleaf will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

  Review trading activity reports or confirmations and statements for each officer, director, investment adviser representative and supervised person of 42 Investment
  Review and monitor the trading activity of all accounts managed by 42 Investment.

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of 42 Investment’s insider trading policy will result in serious penalties to all parties involved, potentially including dismissal from employment with 42 Investment.

PERSONAL SECURITIES TRANSACTIONS

42 Investment and its supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients. However, it is 42 Investment’s policy that no supervised person will put his or her interests before a client’s interests. To ensure client’s interests are properly protected, 42 Investment has enacted the following procedures:

  When assigning new securities analysis projects, 42 Investment will assign such projects to employees whose personal holdings do not present apparent conflicts of interest.
  Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain. It is the supervised person’s responsibility to know which securities are being traded by 42 Investment. Supervised persons can consult with Geofrey J.
  Greenleaf to determine whether a security is an appropriate purchase or sale by the supervised person.
  Supervised persons are prohibited from trading on non-public information and from sharing such information.
  42 Investment’s supervised persons may not invest in an initial public offering (“IPO”) for their own accounts or those of related household members.
  42 Investment’s supervised persons may not invest in a private placement.
  42 Investment does not allow “short-swing” trading or market timing.
  Supervised persons are prohibited from placing a personal securities transaction in securities that are on the list of issuers of securities that 42 Investment is analyzing or recommending for client transactions. Geofrey J. Greenleaf will be responsible for maintain this “restricted list.”
  Supervised persons are prohibited from placing a personal securities transaction before offering the investment opportunity to clients.
  Supervised persons will not be assigned to conduct securities analysis on behalf of 42 Investment when the employee’s personal securities holdings create a conflict of interest.

Before a supervised person places a personal trade, the following should be considered:

1.	Will the amount or nature of the transaction affect the price or market for the security?

2.	Is the transaction likely to harm any client?

3.	Is there an appearance or suggestion of impropriety?

Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with 42 Investment who are also considered access persons will be required to report all securities transactions to Geofrey J. Greenleaf. An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i)	Any of your supervised persons:

	(A)	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

	(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii)	If providing investment advice is your primary business, all of your directors, officers, and partners are presumed to be access persons.

Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children, or other adults residing in the same household) or any account for which the access person acts as a trustee. Personal securities transactions that need to be reported include stocks, bonds, limited partnerships, options, and other general securities. Transactions involving any of the following do not need to be included on the report:

  Open-end mutual fund (unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund)
  Money market instruments
  Bankers’ acceptances
  Bank CDs
  Commercial paper and high quality short-term debt instruments
  Variable annuities funded by insurance company separate accounts organized as unit investment trusts. Such separate accounts typically are divided into subaccounts, each of which invests exclusively in shares of an underlying open- end fund.
  Government securities
  Unit Investment Trusts (UITs) provided that the UIT is invested exclusively in unaffiliated mutual funds

REPORTING REQUIREMENTS

A report of all personal securities holdings must be submitted at the time an access person becomes affiliated with 42 Investment and at least annually thereafter. Such reports must contain current information (not older than 45 days). Holding reports must contain the following information:

  The title and type of security
  The security symbol or CUSIP number
  The number of shares and the principal amount of each reportable security

  The name of any broker, dealer, or bank with which the supervised person maintains an account
  The date the report was submitted

Access persons must disclose where all personal securities accounts are maintained. Upon hire and at least annually thereafter, all access persons will be required to complete a Brokerage Account Disclosure Form. Access persons should report all personal securities accounts to Geofrey J. Greenleaf at the time the account is established. Personal securities transactions must be reported quarterly within 30 days after the close of the calendar quarter in which transactions take place. The following are exceptions to the reporting requirements:

  Transactions effected pursuant to an automatic investment plan
  Securities held in accounts over which an supervised person has no direct or indirect influence or control
  No report is required for an adviser firm that only has one supervised person with access to nonpublic information regarding clients’ purchase and sale of securities, is involved in making recommendations to clients or has access to such recommendations that are nonpublic

42 Investment will maintain a database that contains the personal securities transactions and holdings of all access persons. Geofrey J. Greenleaf will review these personal securities transactions for inappropriate conduct like front-running, scalping, insider trading, or other misuses of confidential client information. The review will also focus upon whether there are violations of any restricted lists, black-out periods, or other conditions placed on access persons’ personal trading activities or holdings.

GIFTS AND ENTERTAINMENT

Receiving or giving any gift of more than $200 from any person or entity that does business with or on behalf of any client/investor is prohibited, except as otherwise permitted by Geofrey Greenleaf.

Any gifts given or received by 42 Investment or any of its supervised persons are considered in aggregate whether or not they were conferred by the same or different people at 42 Investment or the other (recipient) firm or party.

For purposes of 42 Investment’s policies regarding entertainment, an entertainment event will include any conference, meal, or sponsored outing.

No supervised person or member of a supervised person’s immediate family may send or receive any gift of more than $200 from any persons or entity including clients and their service providers, vendors, and competitors.

Supervised persons may invite clients to an event provided that the purpose of the meeting is to discuss 42 Investment’s business and the event has been approved by Geofrey Greenleaf.

VIOLATIONS

Supervised persons are required to report any violations relating to 42 Investment’s Code of Ethics, Insider Trading or Personal Securities Transactions Policies and Procedures to Geofrey J. Greenleaf. Such reports will not be viewed negatively by 42 Investment’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, 42 Investment may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.